Exhibit 99.1

Bob Burg, Appointed to Imagenetix Board of Directors

SAN DIEGO--(BUSINESS WIRE)—Sept 26, 2005 - Imagenetix, Inc (SYMBOL:IAGX), www.imagenetix.net a company focused on inflammation and inflammation related markets, today announced Bob Burg has joined Imagenetix’s Board of Directors.

Owner of The Burg Group, Mr. Burg’s 25 years of business experience have focused on sales and marketing campaigns, channel distribution, and product sourcing. Mr. Burg has extensive experience producing national commercials and infomercials and executing the rollout of branded consumer products to retail channels including, big box, web e-tailers, specialty, catalog, and mass-market on a domestic and a worldwide basis.

Mr. Burg’s infomercials have showcased world class athletes and have resulted in target channel rollouts to include super retail stores such as Walmart, specialty retail such as Tommy Bahama’s, national catalogs such as Herringtons, and e-tailers such as Amazon.com.

“The Imagenetix products have the ability to positively impact the lives of millions of people.” Burg stated. He continued, “The Celadrin® branded products are rolling out into the mass market and have been well received. I would like to be a part of the success of creating the Celadrin® brand. Additionaly, I am looking forward to assisting Imagenetix with its planned infomercial for the 1st quarter of 2006 which will feature Victoria’s Secret Model and 2 time Sports Illustrated Cover Girl, Daniella Pestovia and will launch Puricell, the Company’s scientifically studied and branded anti-wrinkle cream for the face and neck. I hope to provide the Company with experience and contacts that can help create successful brands.”

Bill Spencer, CEO of Imagenetix said, “For several years, we have been focused heavily on science and product development. While that will continue, lately, we have also focused heavily on product sales and distribution, an area that has grown rapidly for the company. We are planning for years of successful product sales and it gives me great pleasure to bring someone with Bob’s talents and skills onto the Imagenetix Board. We look forward to the benefits that he can add to the Company from his sales and marketing experience and know-how. Additionally, he has experience and a great understanding of the needs and sensitivities of celebrities and professional athletes and the impact that their image and message can have in creating branded products with consumers, and in rolling those brands into to the mass market. We are very pleased that Bob will apply that knowledge to assist us in marketing Imagenetix products.”

About Celadrin®

Celadrin®, is a natural compound composed of esterified fatty acid carbons (EFACs) and other active synergists, and is a proprietary Imagenetix product. Celadrin® can be formulated into both pill and cream forms and it can be used in formulations with other compounds to address the $22 billion joint health market. Celadrin® is currently available in oral form as a dietary supplement and as an over-the-counter topical cream at food, drug and mass retail stores.

In a double-blind, multi-center, placebo-controlled clinical trial of Celadrin®, researchers examined the impact of an oral administration of Celadrin® on participants who were experiencing joint and mobility challenges of the knee. The placebo group and the Celadrin® group were evaluated at baseline, at 30 days, and at 68 days. Data from the study indicated that Celadrin® not only promoted joint flexibility, but also supported and promoted the ability to walk long distances.*

In an age-matched, double-blind study of patients diagnosed with osteoarthritis of the knee, researchers examined the impact of a topical administration of Celadrin® on participants. The placebo group and the Celadrin® group were evaluated at baseline, 30 minutes following initial treatment, and after 30 days, having applied the cream twice per day. Study data revealed that 100% of the participants using the Celadrin® cream experienced significant improvement in their ability to ascend and descend stairs, exhibit greater range of motion of the knee, ease of rising from a chair, functional mobility, and improved quality of life.* A most unique finding was that participants using the Celadrin® cream experienced an immediate effect from the treatment 30 minutes following the initial application.

* These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

About Puricell

Puricell is the all-natural compound composed of esterified fatty acid carbons (EFACs) and other active synergists which Imagenetix is branding for the anti-wrinkle, anti-aging market. Puricell penetrates into and enhances cell membranes and penetrates through every layer of skin. Studies have shown Puricell to be extremely safe, to be able to add elasticity to the skin and to be statistically significant in the reduction of wrinkles in the face and neck.

About Imagenetix

San Diego based Imagenetix, Inc. (Symbol: IAGX), www.imagenetix.net, is focused on inflammation. With its patent pending compound, Imagenetix is focused on developing pharmaceuticals for inflammatory diseases. With its natural based, proprietary products, the Company is focused on inflammation related markets. Imagenetix develops, formulates, private-labels, and produces nutritional supplements, over-the-counter topical creams, and skin care products to address these markets.

Contact

Imagenetix, Inc.
William P. Spencer
858-674-8455

Safe Harbor Statement
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services. These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company expects to file with the Securities Exchange Commission.